Exhibit 99.1 Press Release dated May 9, 2014

Diamond Resorts International, Inc. Announces Closing of $470 Million Credit Facility and
Issuance of Notice of Redemption of Senior Secured Notes

LAS VEGAS - May 9, 2014 - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond” or the “Company”) today announced the closing of its previously announced $470 million senior secured credit facility with Credit Suisse AG, as administrative agent and collateral agent (the “New Credit Facility”), which includes a $445 million term loan issued with 0.50% of original issue discount and a $25 million revolving line of credit. Borrowings under the New Credit Facility bear interest, at Diamond’s option, at a variable rate equal to LIBOR plus 450 basis points, with a one percent LIBOR floor applicable only to the term loan, or an alternate base rate plus 350 basis points.

“We are pleased to have completed this transaction, which significantly improves our balance sheet and substantially reduces our interest expense,” stated Alan Bentley, Executive Vice President and Chief Financial Officer. “The favorable terms we secured are a testament to our unique business and our strong growth profile.”

The Company used the proceeds of the term loan portion of the New Credit Facility, as well as approximately $5.4 million of cash on hand, to fund the approximately $419 million redemption amount for Diamond Resorts Corporation’s 12.0% Senior Secured Notes Due 2018, pay off loans, including accrued interest and fees, of approximately $19.5 million relating to prior strategic acquisitions and pay costs of approximately $9.7 million associated with the refinancing transactions.

The Company irrevocably deposited approximately $419 million of the term loan proceeds with Wells Fargo Bank, National Association, as trustee for the Senior Secured Notes to fund a redemption of the Senior Secured Notes on June 9, 2014, pursuant to a Notice of Optional Redemption that was sent to the trustee and holders today. The making of this deposit represents a prepayment of the indebtedness evidenced by the Senior Secured Notes, together with the applicable prepayment premium and accrued and unpaid interest to the redemption date, and effected a release of all collateral, which collateral was then transferred to Credit Suisse AG, as collateral agent for the New Credit Facility. As a result, we no longer have any obligations, and are no longer subject to any restrictions or limitations, under the indenture governing the Senior Secured Notes

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC acted as lenders, joint bookrunners and joint lead arrangers with respect to the New Credit Facility.

About Diamond Resorts International®

Diamond Resorts International, with its network of more than 300 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa, provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations of a Lifetime™ through 93 managed resorts, 206 affiliated properties and four cruise itineraries. To learn more, visit DiamondResorts.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the New Credit Facility and related refinancing transactions and other statements regarding the current expectations of Diamond Resorts International, Inc. (the

“Company”) about its prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company’s outstanding indebtedness; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Media Contact:
Diamond Resorts International®
Stevi Wara, 1-702-823-7069
media@diamondresorts.com

Investor Contact:
Sloane and Company
Joshua Hochberg, 1-212-486-9500
jhochberg@sloanepr.com

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